Compositech
                                      LTD.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 23, 1998 AT 10:00 a.m.


To the Stockholders of Compositech Ltd.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Compositech Ltd. will be held at the Company's offices located at 120 Ricefield Lane, Hauppauge, New York on Tuesday, June 23, 1998 at 10:00 a.m., for the following purposes:

     1. To elect a Board of Directors, eight in number, to hold office until the next Annual Meeting of Stockholders and until their successors are elected;

     2. To approve an increase by 500,000 shares of the number of shares of Common Stock authorized for issuance under Compositech's Amended and Restated Stock Award Plan,

     3. To ratify the appointment of Ernst & Young LLP as Compositech's independent auditors for the fiscal year ended December 31, 1998, and

     4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

     Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock at the close of business on April 28, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.


                                        By Order of the Board of Directors,



                                        Fred E. Klimpl
                                        Secretary

Hauppauge, New York
May 15, 1998

--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE COMPOSITECH THE EXPENSE OF A SECOND MAILING.
--------------------------------------------------------------------------------

                                Compositech Ltd.

                                 PROXY STATEMENT

                                   ----------


To the Stockholders of Compositech Ltd.:

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Compositech Ltd. ("Compositech" or the "Company"), a Delaware corporation, for use at Compositech's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, June 23, 1998 at Compositech's offices located at 120 Ricefield Lane, Hauppauge, New York, 11788; telephone number (516) 436-5200.

     Only holders of record of Compositech's Common Stock and Series A Convertible Preferred Stock ("Series A Stock") as of the close of business on April 28, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, Compositech had outstanding 12,451,206 shares of its Common Stock, par value $.01 per share and 580,661 shares of Series A Stock, par value $3.00 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held. Holders of Series A Stock are entitled to one vote for each two shares of Series A Stock held.

     Any holder of Common Stock or Series A Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of Compositech, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

     Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     This Proxy Statement and the accompanying proxy card are being mailed to Compositech stockholders on or about May 15, 1998. Directors, officers and other employees of Compositech may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by Compositech.

                              ELECTION OF DIRECTORS

     Nominees. There are eight nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

         All of the  nominees  were  elected  to the  Board at the  last  Annual
Meeting except Mr. Laflamme who was elected on October 14, 1997 and all are currently serving as directors of the Company.

         Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

Name                             Age     Position(s) With the Company
----                             ---     ----------------------------
Jonas Medney                     69      Director, Chairman and Chief Executive
                                         Officer
Fred E. Klimpl                   63      Director, President and Secretary
Samuel S. Gross                  71      Director, Executive Vice President,
                                         Treasurer and Chief Financial Officer
Willard T. Jackson (1) (2)       70      Director
Pierre Laflamme                  51      Director
Robert W. Middleton (2)          59      Director
Heinz-Gerd Reinkemeyer (1)       60      Director
James W. Taylor (1) (2)          79      Director
-----------
(1)      Member of Compensation Committee
(2)      Member of Audit Committee

     Jonas Medney, Director, Chairman and Chief Executive Officer, has over 40 years of experience in the composites industry and has more than 50 U.S. patents. Mr. Medney has been a director and Chairman of the Company since its inception in 1984. He co-founded Lamtex Industries, a public company which was a pioneer in filament-wound composites, which was acquired by Koppers Company in 1963. He co-founded Fiberglass Resources Corporation, a manufacturer of filament wound epoxy pipes and conduits, with Mr. Klimpl. This company was acquired by Koch Industries in 1983. Mr. Medney is a graduate of the Massachusetts Institute of Technology (B.S. Mechanical Engineering).

     Fred E. Klimpl, Director, President and Secretary, has over 35 years of experience in the composites industry and has over 25 U.S. patents. Mr. Klimpl has been a director, President and Secretary of the Company since its inception in 1984. He was co-inventor and a key manager in the development and marketing of the fiberglass underground gasoline tank program for Owens-Corning Fiberglas Corp. He was subsequently responsible for the start-up and marketing of a fiberglass pipe business for Ciba-Geigy Corporation. Mr. Klimpl is a graduate of Lowell University (B.S. Textile Engineering) and Stevens Institute of Technology (M.S. Industrial Management).

     Samuel S. Gross, Director, Executive Vice President, Treasurer and Chief Financial Officer, is a certified public accountant and has been Executive Vice President and Treasurer of the Company since 1990. He had been a consultant to the Company and a director since 1987. He was previously a partner at Ernst & Young LLP where he was responsible for the Fiberglass Resources Corporation account. Mr. Gross was affiliated with Ernst & Young LLP and its predecessors for 39 years. He is a director and Secretary/Treasurer of the National Mental Health Association, Chairman of the Board of Directors of the Mental Health Association in New York State, Inc., and a director and former president of Long Island Transportation Management, Inc. Mr. Gross is a graduate of City College of New York (B.B.A.).

     Pierre Laflamme was elected a director in October 1997. He has been Vice President Development, High Technology at Societe generale de financement du Quebec since May 1997. From 1985 to May 1997, he was with the Solidarity Fund in Montreal, Canada, most recently as Senior Vice President, Economic Development and Strategic Investments. From 1994 to 1996, he was on loan as Deputy Minister at Executive Council of the Province of Quebec. He is a graduate of the
Universite  de  Sherbrooke   (B.A.)  and  the   Universite  de  Montreal   (B.A.
Architecture). Mr. Laflamme is the designee of the Quebec Investors ( see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ) to the Board pursuant to terms of agreements in connection with the joint venture in the greater Montreal area.

     Willard T. Jackson, private investor, retired in 1988 as a partner of Brundage, Story and Rose, a New York investment counseling firm in which he became a partner in 1969. He has been a director since January 1988. Mr. Jackson is a graduate of Middlebury College (A.B.) and Columbia University (M.B.A.). He is a trustee emeritus of Middlebury College.

     Robert W. Middleton was elected as a director in March 1996 and has acted as an investment banker to the Company in its prior financings and with respect to the initial public offering ("IPO") in July 1996. He has been Managing Director-Corporate Finance of Trautman Kramer & Company, Inc., an investment banking firm, since 1993. From 1985 to October 1993, Mr. Middleton was, successively, Director of Corporate Finance of Barclay Investments, Inc., and a Vice President at C.L. King & Associates, Inc. Prior to that time, he was associated with Fahnestock & Company from 1983 to 1985 and was a general partner from 1984-1985. From 1974 to 1983, Mr. Middleton held various positions with Burgess & Leith, Inc., including Senior Vice President and Director, while serving as Manager of the New York office. He attended Princeton University. Mr. Middleton is the designee of Trautman Kramer & Company, Inc. to the Board pursuant to the terms of a financing agreement.

     Heinz-Gerd Reinkemeyer has been a director since 1990. He had been Director of the Industrial Plastics Division of HT Troplast AG ("HT"), a German manufacturer and subsidiary of the Rutgers Group, which is an affiliate of the Veba Group. Currently, he is a consultant for the Rutgers Group. Mr. Reinkemeyer has a degree in mechanical engineering and from 1961 he had been with Dynamit Nobel, a manufacturer of laminates, until it was acquired by HT in 1988. Mr. Reinkemeyer is the designee of HT to the Board.

     James W. Taylor has been a director since 1987. He has been President of Reuter Manufacturing Inc. since 1992. He is a certified management consultant. He was a director from 1967 to 1973 and President from 1970 to 1973 of the international management consulting firm, Booz Allen & Hamilton. Mr. Taylor was President and a director of Bradford Trust from 1973 to 1975. He has served as a director of Insilco Corporation, Times Fiber Communications, Inc., The Enterprise Companies, Techalloy, Inc., Amphenol Inc. and Knogo Corporation. He is a life trustee of Carnegie Mellon University. He was a trustee of Beaver College and was a vice president and director of the Association of Consulting Management Engineers and of the Institute of Management Consultants. He holds a B.S. from Carnegie Mellon University.

     Board Recommendation and Vote Required. The Board recommends that the stockholders vote "FOR" the election of each of the above named nominees. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required for the election of each director.

     Meetings and Committees of the Board. There were four meetings of the full Board and the Board took action by unanimous written consent six times during fiscal 1997. The Board currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee, which met three times during fiscal 1997, approves all of Compositech's compensation plans, including the awarding of options under Compositech's stock award plan and the compensation arrangements for Compositech's senior management. The Audit Committee, which met once during fiscal 1997, consults with Compositech's independent auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles used by Compositech and the adequacy of Compositech's general accounting controls.

     During 1997, each director attended all of the meetings of the full Board and the committees of the Board on which he served.

     Compensation of Directors. The Company has not provided, and does not presently have a policy of providing, cash compensation to its directors, but may consider such a policy in the future. Additionally, all non-employee directors are eligible for stock option grants under the Company's Amended and Restated Stock Award Plan.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid or accrued by the Company to Jonas Medney, the Company's Chairman and Chief Executive Officer, and to each of Fred E. Klimpl, President and Secretary, and Samuel S. Gross, Executive Vice President, Treasurer and Chief Financial Officer, for services rendered to the Company in all capacities during the years ended December 31, 1997, 1996 and 1995:

                                                                                              Long-term
                                                                                            Compensation
                                                           Annual Compensation                 Awards
                                                    ---------------------------------       -------------
                                                                                             Securities
                                                                                             Underlying
Name and Principal Position                         Year    Salary ($)(1)   Bonus ($)          Options
---------------------------                         ----    -------------   ---------          -------
Jonas Medney                                        1997         130,000        --                  --
Chairman and Chief Executive Officer                1996         130,000        --                  --
                                                    1995         130,000        --              42,050

Fred E. Klimpl                                      1997         100,000        --                  --
President and Secretary                             1996         100,000        --                  --
                                                    1995         100,000        --              36,500

Samuel S. Gross                                     1997         100,000        --               4,000
Executive Vice President, Treasurer and Chief       1996         100,000        --             100,000
Financial Officer                                   1995         100,000        --              75,250


(1)Mr.  Medney's  salary of $130,000  in 1997,  1996 and 1995  includes  $5,500,
$17,500 and $107,500, respectively, which had been deferred by agreement of Mr. Medney with the Company. Mr. Klimpl's salary of $100,000 in 1997, 1996 and 1995 includes $1,932, $13,692 and $82,692, respectively, which had been deferred by agreement of Mr. Klimpl and the Company. Mr. Gross' salary of $100,000 in 1997, 1996 and 1995 includes $4,231, $13,692 and $82,692, respectively, which had been deferred by agreement of Mr. Gross with the Company.


                               1997 OPTION GRANTS

     The following table sets forth information relating to options granted in 1997 to the Named Executive Officers.

                                                              Individual Grants
                                     --------------------------------------------------------------------
                                     Number of           % of Total
                                     Securities            Options
                                     Underlying          Granted To
                                      Options           Employees in      Exercise or Base     Expiration
  Name                                Granted            Fiscal Year        Price ($/sh)          Date
  ----                                -------            -----------        ------------          ----
  Jonas Medney                            --                 --                   --               --
  Fred E. Klimpl                          --                 --                   --               --
  Samuel S. Gross                      4,000                 2%                $2.375          12/05/2007


                          FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning the value of unexercised options held as of December 31, 1997 by the Named Executive Officers (no options were exercised during such year). The fair market value of the shares of Common Stock underlying such options (with an exercise price per share ranging from $2.375 to $7.50) has been calculated based upon December 31, 1997 closing price of $1.531 per share.

                                       Number of Securities
                                      Underlying Unexercised                   Value of Unexercised
Name                                Options at Fiscal Year-End              Options at Fiscal Year-End
----                              --------------------------------        -------------------------------
                                  Exercisable        Unexercisable        Exercisable       Unexercisable
                                  -----------        -------------        -----------       -------------
Jonas Medney                         39,333                 2,717               --               --
Fred E. Klimpl                       34,417                 2,083               --               --
Samuel S. Gross                     174,333                84,417               --               --


     Salary Deferrals. As of December 31, 1997, all of the Named Executive Officers and certain other employees had deferred an aggregate of approximately $744,000 of their salaries. The salary deferrals have been voluntarily undertaken by each of the respective persons based upon oral agreements and have been in consideration of the cash position of the Company. These deferred salaries can only be paid with the prior approval of the Compensation Committee. Additionally, the Named Executive Officers have each agreed with the Company that in no event will they receive their respective amount of deferred salaries
(i) prior to the date such amounts can be paid from cash flow from operations, or (ii) if prior to January 2, 1999, with the consent of the Compensation Committee.

     Employment Agreements. The Company entered into employment agreements on May 24, 1996 with Messrs. Medney, Klimpl and Gross. Each agreement is for a term of three years commencing as of January 1, 1996. Mr. Medney's agreement provides for an annual salary of $130,000 for each year of its term and each of Messrs. Klimpl's and Gross' agreements provide for annual salaries of $100,000. Each of the agreements further provides that in the event of a change in control (defined to occur if (a)(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or persons acting as a group, become(s) after January 1, 1996 the "beneficial owner" (as defined in Rule 13d-2 under the Exchange Act), directly or indirectly, of voting shares (or shares convertible into voting shares) representing twenty percent or more of the Company's then outstanding voting shares (or shares convertible into voting shares), and (ii) within one year after such date the individuals who at the time of such acquisition constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof; or (b) there occurs a merger, consolidation or sale of all or substantially all of the business and/or assets of the Company) the officer may terminate his agreement and be entitled to receive from the Company a lump-sum amount equal to twice his annual salary then in effect. Each agreement also provides that each officer shall be entitled to receive from the Company a lump-sum amount equal to his annual salary in the event that the Company terminates his employment other than for cause or in the event that the officer terminates his employment because he has not been elected to serve on the Board of Directors of the Company or because of a material diminution in the officer's duties, position or authority. The agreements contain provisions protecting the confidentiality information concerning the Company's business, provide for assignments to the Company of discoveries by the officers which relate to the business of the Company and provide that the officers will not engage in any business activity in competition with the Company during the term of the agreement and for two years thereafter. In addition, each of such agreements provides for certain benefits for the officers during their employment.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Compositech's directors and executive officers, and persons who own more than 10% of Compositech's Common Stock, to file reports of ownership and changes in ownership of such stock with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish Compositech with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to Compositech or written representations that no Forms 5 were required, Compositech believes that during 1997, its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.


                           BENEFICIAL STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's voting capital stock as of April 24, 1998, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise indicated, the address of each person is care of Compositech Ltd., 120 Ricefield Lane, Hauppauge, New York 11788.

                                                                 Amount and Nature of          Percent of
Name and Address                                               Beneficial Ownership (1)         Class (1)
-----------------------------------------------------------    ------------------------     ----------------
Jonas Medney (2)                                                      1,275,276                  10.0%

Fred E. Klimpl (3)                                                      664,157                   5.2%

Willard T. Jackson (4)                                                  569,467                   4.4%

Samuel S. Gross (5)                                                     167,333                   1.3%

Robert W. Middleton (6)                                                  18,399                      *

Heinz-Gerd Reinkemeyer (7)                                                9,667                      *

James W. Taylor (8)                                                       8,667                      *

Pierre Laflamme (9)                                                       ---                        *

All executive officers and directors as
   a group (8 persons) (10)                                           2,712,966                  20.3%

HT Troplast AG (11)                                                     828,834                   6.5%
   Kaiserstrasse
   53840 Troisdorf
   Federal Republic of Germany

Industries Devma Inc.  (12)                                             710,795                   5.6%
   600, de la Gauchetiere Street West
   Suite 1700
   Montreal, Quebec   H3B 4L8

Societe Innovatech du Grand Montreal (12)                               710,795                   5.6%
   2020 University Avenue
   Suite 1527
   Montreal, Quebec   H3A 2A5

Fonds de Solidarite des Travaileurs du Quebec (13)
   8717 Berri Street                                                    710,794                   5.6%
   Montreal, Quebec   H2M 2T9


-----------

*    Indicates less than 1%

(1) The shares of Common Stock and voting rights owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of Common Stock and votes outstanding used to determine the percentage of shares of Common Stock and voting rights owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.

(2) Includes warrants to purchase 31,800 shares of Common Stock and options to purchase 39,333 shares of Common Stock under the Company's stock option plans. Includes Series A Stock convertible into 4,166 shares of Common Stock held by Mr. Medney's wife, as to all of which shares Mr. Medney disclaims beneficial ownership.

(3) Includes warrants to purchase 29,750 shares of Common Stock and options to purchase 34,417 shares of Common Stock under the Company's stock option plans.

(4) Includes Series A Stock convertible into 37,500 shares of Common Stock, warrants to purchase 277,800 shares of Common Stock and options to purchase 19,167 shares of Common Stock under the Company's stock option plans. Includes securities held as nominee and trustee of Trust created for the benefit of Willard T. Jackson and members of his family.

(5) Includes warrants to purchase 6,000 shares of Common Stock and options to purchase 158,833 shares of Common Stock under the Company's stock option plan.

(6) Robert W. Middleton is the designee of Trautman Kramer & Company, Inc. ("TK") on the Board of Directors. He has disclaimed beneficial ownership of all securities owned by other employees or principals of TK. Includes warrants to purchase 16,732 shares of Common Stock and options to purchase 1,667 shares of Common Stock under the Company's stock option plans.

(7) Heinz-Gerd Reinkemeyer is the designee of HT on the Board of Directors. He has disclaimed beneficial ownership of all shares held by HT. Includes options to purchase 6,667 shares of Common Stock under the Company's stock option plans.

(8) Includes options to purchase 6,667 shares of Common Stock under the Company's stock option plans.

(9) Pierre Laflamme is the designee of each of Industries Devma, Inc., Societe Innovatech du Grand Montreal, Fonds Regional de Solidarite Ile de Montreal and Fonds de Solidarite des Travailleurs du Quebec on the Board of Directors. He has disclaimed ownership of all securities held by each entity.

(10) Consists of all the shares of Series A Stock and Common Stock (or shares of Common Stock underlying options and warrants) held by Messrs. Medney, Klimpl, Jackson, Gross, Laflamme, Middleton, Reinkemeyer and Taylor as described in notes (2)-(9) above.

(11) Includes warrants to purchase 30,000 shares of Common Stock.

(12) For each of Industries Devma, Inc. and Societe Innovatech du Grand Montreal, includes the right to exchange 177,700 shares held in the Canadian joint venture for an equal number of the Company's common stock shares, in accordance with the terms of an agreement between the Company and the Quebec Investors.

(13) For Fonds de Solidarite des Travailleurs du Quebec ("F.S.T.Q."), includes F.S.T.Q.'s right to exchange 639,714 shares held in the Canadian joint venture, and Fonds Regional de Solidarite Ile de Montreal's ("Fonds Regional") right to exchange 71,078 shares held in the Canadian joint venture, for an equal number of the Company's common stock shares in accordance with the terms of an agreement between the Company and the Quebec Investors. Based upon an arrangement between F.S.T.Q. and Fonds Regional, each of them may be deemed to beneficially own one another's shares ; however, they have each disclaimed beneficial ownership in the other's shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 10, 1998, the due dates on 10% Secured Notes totaling $470,000 held by Messrs. Medney, Klimpl and Jackson were extended to January 2, 1999. The notes are collateralized by a first priority lien on patents and certain equipment.

     On October 7, 1996, Mr. Jackson received a warrant to purchase 45,000 shares of Common Stock at $3.00 per share in consideration of the underwriters of the Company's initial public offering not allowing the repayment of notes totaling $550,000 held by him. On March 10, 1998, the due dates of the notes were extended to January 2, 1999. The notes are collateralized by a second priority lien on U.S. Patents.

     On October 16, 1997, the Company closed its transaction with four Quebec investors ("the Quebec Investors"), consisting of Industries Devma, Inc. ("Devma"), Fonds de Solidarite des Travailleurs du Quebec ("F.S.T.Q."), Societe Innovatech du Grand Montreal ("Innovatech") and Fonds Regional de Solidarite Ile de Montreal ("Fonds Regional"), to form a 50/50 joint venture for the establishment of a plant in the greater Montreal area to manufacture Compositech's laminates. The project cost is estimated to be approximately $24.5 million with an initial capitalization by the parties of approximately $11 million with the balance to be in debt financing for which firm


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

commitments have been obtained from the National Bank of Canada and governmental agencies. The Company's approximately $5.4 million capital investment in the joint venture was funded out of the proceeds of the Quebec Investors' purchase of 1,066,192 shares of the Company's Common Stock. The Quebec Investors have an option to sell their 50% interest in the joint venture to the Company for a like number of shares and, under certain circumstances, the Company has an option to purchase the interest for the same number of shares. The Company, the Quebec Investors, Fred Klimpl and Jonas Medney agreed that the Company would use its best efforts to elect one person designated by the Quebec Investors, and each of Messrs. Klimpl and Medney agreed, subject to certain limitations and solely in his capacity as a shareholder of the Company, to vote his shares to give effect to such agreement. Pierre Laflamme, a director of Devma, was elected a director of the Company in October 1997 and is the Quebec Investors' designee to the Board of Directors of the Company.


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


                             APPROVAL OF INCREASE IN
                  THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                     UNDER THE COMPOSITECH LTD. AMENDED AND
                   RESTATED STOCK AWARD PLAN BY 500,000 SHARES


     Background. Since 1988, Compositech has granted options to employees to purchase shares of its Common Stock. Compositech considers its option program to be an important tool to help Compositech attract, retain and motivate employees, directors and consultants. The program also generates cash for Compositech when options are exercised and, in the case of nonqualified stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. The Amended and Restated Stock Award Plan (the "Award "Plan"), which provides for the grant of options and restricted stock, was first approved by the stockholders in 1994 to supplement the then-existing
Nonqualified Stock Option Plan, which terminated April 12, 1998. Since the inception of the Award Plan, a total of 1,175,000 shares have been authorized for issuance under the Award Plan. As of April 24, 1998, employees, directors and consultants held unexercised options (granted under both the Award Plan and the Nonqualified Stock Option Plan) covering 954,871 shares of Common Stock, with an exercise price per share ranging from $1.375 to $5.75. As of that date, a total of 329,129 shares remained available for the grant of options under the Award Plan.

     Proposal. Subject to stockholder approval, on April 24, 1998, the Board approved an amendment to the Award Plan to increase the number of shares available for issuance under the Award Plan by 500,000 shares of Compositech Common Stock. Without this increase, only 329,129 shares remain available for the grant of options under the Award Plan. The purpose of the increase in the shares available for issuance under the Award Plan is to assure continuity of Compositech's option program to help Compositech attract, retain and motivate employees, directors and consultants. In this connection, the Company is engaged in recruiting a chief executive officer and will recruit additional executives to improve its capability and to provide for succession. Compositech uses its stock option program as a critical tool in motivating and retaining employees by aligning their long term interests with those of the stockholders. Options generally are granted annually, each grant generally vesting at the end of each of the three years after the date of grant.

     Description of Stock Award Plan. The Board of Directors of the Company and the stockholders of the Company adopted the Stock Award Plan in 1994. The Award Plan was amended by the Board of Directors and the stockholders of the Company effective December 31, 1995 to increase the number of shares as to which awards may be granted from 250,000 to 575,000 and was further amended by the Board of Directors on January 31, 1997, and approved by the stockholders on June 24, 1997 to increase the number of shares as to which awards may be granted from 575,000 to 1,175,000 and to permit compensation committee members to receive awards. The Award Plan permits the granting of restricted stock awards and stock options to employees, directors and consultants of the Company. Stock options granted under the Award Plan may be ISOs, meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or NSOs which do not meet the requirements of Section 422. The Award Plan is administered by the Compensation Committee of the Board of Directors. The Award Plan gives broad powers to the Compensation Committee to administer and interpret the Award Plan, including the authority to select the individuals to be granted options, and to prescribe the particular form and conditions of each option granted. The above description is qualified in its entirety by reference to the specific provisions of the Award Plan, the full text of which is set forth as Exhibit 1 to this Proxy Statement.

     Federal Income Tax Consequences of Options. The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Award Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

     The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes; however, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain. Compositech is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

     The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and Compositech is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

     In the case of both ISOs and NSOs, special federal income tax rules apply if Compositech Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

     Board Recommendation and Vote Required. The Board believes that approval of the proposal to amend the Award Plan will allow Compositech to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options. Accordingly, the Board recommends that stockholders vote "FOR" the amendment of the Award Plan. The affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to approve the proposal.


                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board recommends that the stockholders ratify its appointment of Ernst & Young LLP as independent auditors to audit the financial statements of Compositech for the year ending December 31, 1998. Ernst & Young LLP (and its predecessor company) has acted as Compositech's auditor since Compositech's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A affirmative vote of a majority of the shares of Common Stock and Series A Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                          ANNUAL REPORT TO STOCKHOLDERS

     Compositech's Annual Report to Stockholders for the year ended December 31, 1997, containing the audited balance sheets as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.


                              STOCKHOLDER PROPOSALS

Compositech will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in Compositech's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in the spring of 1999, that proposal must be received in writing by the Secretary of Compositech no later than January 15, 1999.


                                  OTHER MATTERS

The Board know of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.


                                      By Order of the Board of Directors,



                                      FRED E. KLIMPL
                                      Secretary

Hauppauge, New York
May 15, 1998


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